Exhibit 10.7

Dated         , 2014

GAS-five LTD.

and

GASLOG LNG SERVICES LTD.

SHIP MANAGEMENT AGREEMENT

in respect of the Vessel, “GasLog Sydney”

ANNEX “A”
DETAILS OF VESSEL

ANNEX “B”
DETAILS OF CREW / OFFICERS RATINGS

ANNEX “C”
INITIAL BUDGET

ANNEX “D”

OPERATIONAL AND MAINTENANCE PROTOCOL

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ANNEX “E”
PERMANENT INSTRUCTIONS

ANNEX “F”
FORM OF ACCOUNTING SYSTEM

ANNEX “G”
CONFIDENTIALITY AGREEMENT

ANNEX “H”
INCENTIVE BONUS PLAN

ANNEX “I”
PRIMARY TERMINALS

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THIS SHIP MANAGEMENT AGREEMENT is made the _____ day of _______, 2014

BETWEEN:

(1)	GAS-five Ltd., a company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the “Owners”);

(2)	GasLog LNG Services Ltd., a company incorporated in Bermuda and having a branch office at 69 Akti Miaouli, Piraeus GR 18537, Greece (the “Managers”).

WHEREAS:

(A)	The Owners, as of the Effective Date, are the registered owners of the 155,000 m3 Liquefied Natural Gas Carrier “GasLog Sydney” (the “Vessel”) as more particularly described in Annex “A” hereto and wish to engage the Managers to manage and operate the Vessel;

(B)	The Managers, being fully experienced, qualified and able vessel managers, wish to manage and operate the Vessel subject to and in accordance with the terms set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliate” means any entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with that party;

“Agreement” means this ship management agreement including the Annexes attached hereto as amended from time to time in accordance with the terms hereof;

“Annual Budget” shall have the meaning ascribed to it in Clause 3.3.2 below;

“Charter” means any future charter entered into between the Owners and any future charterer of the Vessel notified to the Managers pursuant to Clause 5.3;

“Charterers” means any future charterers of the Vessel notified to the Managers pursuant to Clause 5.3;

“Communication Expenses” means the costs incurred by the Managers in performing the Management Services and for the account of the Owners in respect of all communications between the shore and the Vessel as detailed in the Annual Budget;

“Control” and “Controlled” mean the holding of power to direct or cause the direction of management, policies and decisions of a company, corporation, partnership or other entity including, without limitation, through control by direct or indirect means of not less than fifty per cent (50%) of the voting rights in such company, corporation, partnership or other entity;

“Crew” means the Officers and Ratings and any other individual who has signed Articles on the Vessel and is employed from time to time by the Managers under Managers’ obligation to provide the Management Services;

“Crew Insurances” means insurances against crew risks which shall include, but not be limited to, death, sickness, repatriation, injury, shipwreck and loss of personal effects;

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing efficient and economic Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews;

“Dollar” or “US$” means the currency of the United States of America;

“EDP Expenses” means the costs of any new computer software or hardware (including licensing, maintenance, installation and training costs) that may be installed or developed, in relation to the Vessel;

“Effective Date” means the date of this Agreement;

“Emergency Situation” means an emergency situation that:

(i)	involves a threat to human life;

(ii)	involves a risk of loss of the Vessel or its cargo or of serious damage to the Vessel;

(iii)	involves a risk of the Vessel causing serious environmental damage;

(iv)	involves a risk of the Vessel being stolen, impounded or seized; or

(v)	involves a security or safety risk to the Vessel, such as but not limited to terrorism, piracy, etc.
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“Flag Administration / State” shall mean such state or registry as the Owners shall from time to time specify;

“HSSE Report” means a report on the health, safety, security and environmental status of the Vessel (together with relevant statistics) and including details of any specific health, safety, security and/or environmental incidents prepared in accordance with Clause 3.4.9;

“Incentive Bonus” means the bonus payable by the Owners to the Managers in accordance with Clause 7.7;

“ISM Code” means the International Ship Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation (IMO) by resolution A.741(18) as amended from time to time;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“Maintenance Schedule” means a schedule referred to in Clause 3.2.1(iii) detailing the maintenance required for the Vessel for the period from delivery to the next dry-docking of the Vessel thereafter for each subsequent 30 month period to coincide with Classification Society Intermediate Survey;

“Managed Fleet” means all vessels owned, leased, or chartered by Owners or Owners’ Affiliates and managed by Managers pursuant to a ship management agreement or similar arrangement;

“Management Fee” means the fee payable by the Owners to the Managers in consideration of the Management Services, as specified in Clauses 7.1 to 7.3 and as adjusted pursuant to Clause 7.4;

“Management Services” means the services specified in Clause 3;

“Managers’ Account” means the bank account in the name of the Managers as specified in Clause 20.3, or such other bank account of the Managers as may be notified to the Owners from time to time;

“MTSA Code” means the Maritime Transportation Security Act as enacted by the United States of America as the same may have been amended or supplemented from time to time;

“Officers” means the Master and the officers (including, but not limited to, the Senior Officers) of the Vessel, whose numbers, rank and nationality are currently specified in Annex “B” attached hereto, as updated from time to time;

“OPA 90” means the Oil Pollution Act of 1990 as enacted by the United States of America as the same may have been amended or supplemented from time to time;

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“Operational and Maintenance Protocol” means the protocol set forth on Annex “D” attached hereto;

“Operational Costs” means costs and expenses incurred by the Managers on behalf of the Owners to operate and maintain the Vessel including Communication Expenses and EDP Expenses;

“Owners’ Insurances” means the insurance policies to be procured by the Owners in respect of the Vessel and as described in Clause 6.1(i), (ii), (iii), and (iv);

“Permanent Instructions” means the instructions relating to the operational procedures for communications between the Owners, Charterers and the Crew as currently specified in Annex “E” attached hereto which may be amended pursuant to Clause 12.2;

“Quality Assurance & Quality Management System” shall have the meaning ascribed to it in Clause 3.8.1;

“Ratings” means the ratings of the Vessel, whose numbers, rank and nationality are currently specified in Annex “B” as updated from time to time;

“Review Date” means January 1;

“Senior Officer” means the following positions or roles on the Vessel:

(i)	the Master;

(ii)	the Chief Engineer;

(iii)	the Chief Officer;

(iv)	the Second Engineer; or

(v)	any other person whose rank or role on the vessel is required and designated as Senior Officer by the Flag Administration

“Severance Costs” means the costs which the Managers as employers of the Crew are legally obliged to pay, and actually do pay, to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel;

“SMS” means a safety management system which complies with all laws, rules and regulations, and with all the codes, guidelines and standards recommended by the International Maritime Organization (including without limitation, the ISM Code), any relevant flag state and the classification society and approved by Owners, which may from time to time be applicable to the Vessel and/or the Owners and/or the Managers, and which is otherwise appropriate having regard to the Managers’ obligations under this Agreement;

“SOPEP” means the shipboard oil pollution emergency plan in the form approved by the Marine Environment Protection Committee of the International Maritime Organization pursuant to the requirements of Regulations 25 of Annex H of the

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International Convention of the Protection of Pollution from Ships, 1973, as modified by the Protocol of 1989 relating thereto, as amended (MARPOL 73/78);

“STCW 95” means the International Convention on Standards of Training, Certification and Watch-keeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto;

“Supplementary Budget” shall have the meaning ascribed to it in Clause 3.3.4 below;

“Training Matrix” means the most updated Training Matrix as mutually agreed between the parties, as amended, supplemented or updated from time to time;

“Vessel Account” means a bank account in the name of the Managers opened and operated in accordance with Clause 8.4, the details of which shall be notified to the Owners from time to time;

“Vessel Condition Report” means a report detailing the physical condition, the progress of the Maintenance Schedule and the performance of the Vessel;

“Vessel Data” means all records, invoices, logs, certificates and performance and maintenance data relating to the Vessel and all correspondence and documentation generated, collected or compiled during the provision of the Management Services by either former managers of the Vessel and given to the Managers, or by the Managers, to enable the Owners to effectively operate, manage or sell the Vessel, but excluding the Managers’ internal correspondence and any correspondence (other than invoices) between the Managers and their suppliers;

“Working Day” means a day when most banks are open for business in London, New York, Athens, and country of location of relevant bank accounts of Owners.

1.2.	Interpretation

1.2.1.	“Owners”, “Managers” and “Charterers” include their respective successors and assigns.

1.2.2.	Clause headings are inserted for convenience and shall be ignored in construing this Agreement.

1.2.3.	Unless the context otherwise requires, words denoting the singular number include the plural number and vice versa.

1.2.4.	References to clauses and annexes are to Clauses and Annexes of this Agreement except where otherwise expressly stated.

1.2.5.	Reference to any document includes the same as varied, supplemented or replaced from time to time.
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1.2.6.	References to any enactment include any re-enactments, amendments and extensions thereof.

2.	APPOINTMENT OF MANAGERS

2.1.	From the Effective Date and continuing, unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as managers of the Vessel.

2.2.	Subject to the terms and conditions contained herein, during the period of this Agreement, the Managers shall carry out the Management Services as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time consider necessary to enable them to perform their duties and obligations as set out in this Agreement in accordance with first class LNG ship management practice within the limits of authority delegated to them hereunder.

3.	MANAGEMENT SERVICES

3.1.	Crew Management

3.1.1.	The Managers shall provide suitably and adequately qualified Crew for the Vessel in accordance with any requirements of the Owners, as described in the Operational and Maintenance Protocol set forth on Annex “D”, and the provisions of the STCW 95 and the requirements of this Agreement.

3.1.2.	The Managers shall be responsible for:

(i)	selecting, with Owners’ approval, which may be expressed from time to time in the form of standing instructions to the Managers for specific experience and qualification criteria pertaining to the Crew, including but not limited to the Training Matrix, and engaging the Crew (subject to the provisions of Clause 3.1.6 below) for the Vessel including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring at all times the availability and supply of an adequate complement of Crew (including Master, Officers and Ratings complying with Annex “B”) relative to the particular operational status and size of the Vessel;

(iii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations (including those standards set forth by the International Transport Workers’ Federation (ITF)) pertaining to Crew’s tax, payroll, social insurance, welfare, discipline and other applicable requirements;

(iv)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they
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are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements. In the absence of applicable Flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew member leaving their country of domicile and maintained for the duration of his service on board the Vessel;

(v)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(vi)	arranging transportation of the Crew, including repatriation, at Owners’ cost, unless otherwise arranged by Owners;

(vii)	providing continuing training of the Crew and supervising their efficiency and competence, consistent with Owners’ requirements but in any event never less than the applicable international or Flag State standard for LNG vessels;

(viii)	whenever the Vessel is operational, issuing instructions to the Master in accordance with the requirements of the Owners or Charterers, to trade along the most geographically direct, economical and safe route (except for any justifiable deviation allowed under English common law or the Hague Visby Rules and including all deviations that may be necessary in an Emergency Situation) and ensuring the Vessel is worked at a fuel-efficient speed consistent both with port arrival instructions given by the Owners and/or Charterers and with sea conditions;

(ix)	issuing instructions to the Master to keep full and correct log books and furnishing the Owners with true and accurate copies of such log books when required;

(x)	conducting union negotiations (if applicable);

(xi)	operating a drug and alcohol policy, prepared by the Managers and approved by the Owners (such approval not to be unreasonably withheld or delayed), which includes, as a minimum, the principles set forth in the “Guidelines for the Control of Drugs and Alcohol Aboard Ship” of the Oil Companies International Marine Forum dated June 1995 (and in an amendments or successors thereto);

(xii)	ensuring that the Crew and any other person on board the Vessel proceeding to sea shall be insured for the Crew Insurances with a first class insurance company, underwriter or protection and indemnity association (the “Crew Insurances”);

(xiii)	ensuring that all premiums or calls in respect of the Crew Insurances are paid promptly by their due date; and
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(xiv)	ensuring that the Crew Insurances shall name the Owners as co-assured (unless advised by the Owners to the contrary).

3.1.3.	The Managers shall appoint a superintendent (ship manager) to be responsible for the day to day operation, maintenance and repair of the Vessel, the cost of which shall, subject to Clause 7.4, be included in the Management Fee. Should the Owners have reason to be dissatisfied with the superintendent so appointed, they shall raise their complaint with the Managers. The Managers shall investigate any such complaint promptly and, should the complaint prove to be well founded, the Managers shall replace such superintendent at no extra cost to the Owners.

3.1.4.	The Managers shall institute onboard and shall ensure onboard compliance with a uniform standard of dress amongst the crew and officers, and uniform credentialing or identification of all Crew and Officers.

3.1.5.	Should the Owners have any reason to be dissatisfied with any of the Crew, they shall raise their complaint with the Managers. The Managers shall investigate the complaint promptly and, should the complaint be well founded, the Managers shall replace the Crew member in question and undertake changes in the appointment of the Crew as the Owners may reasonably require.

3.1.6.	The Managers shall employ the Crew in their name and for their own account and, for the avoidance of doubt, the Managers do not have authority to conclude or enter into contracts of employment with the Crew for and on behalf of the Owners and shall indemnify and hold harmless the Owners against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising from the Managers’ breach of this Clause 3.1.6 or in relation to any disputes relating to Crew contracts of employment.

3.1.7.	Except as allowed in clause 3.1.2(i), the Managers may not appoint any Senior Officers without the prior approval of the Owners (which shall not be unreasonably withheld or delayed), except that in the event that a shortage of crew would be likely to result under the terms of the Charter:

(i)	in the Vessel going off hire under its Charter; or

(ii)	an Emergency Situation;

and in such circumstances it is not practical for the Managers to wait for Owners’ approval, the Managers may make such temporary appointments as they deem necessary; however, the Vessel’s manning shall always remain in compliance with the regulations of the Flag State’s minimum manning requirements.

Officers CV and accomplished Training Matrix should be provided to the Owners for reviewing prior promotion or assignment to a Senior Officer position.

The Owners reserve the right to interview and approve all Senior Officers candidates.

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3.2.	Operational and Technical Management

3.2.1.	The Managers shall provide operational and technical management of the Vessel which includes, but is not limited to, the following functions:

(i)	provision of competent personnel with suitable experience of the LNG industry to supervise the maintenance and general efficiency of the Vessel in line with the Training Matrix and the requirements of the Charter;

(ii)	all maintenance and work for the Vessel so as to ensure that the Vessel complies with all applicable laws including but not limited to IMO, MARPOL and SOLAS (and including, for the avoidance of doubt, all the provisions of the ISM Code), regulations and/or other requirements of the flag of the Vessel and of the Primary Terminals and other places where she trades, all applicable international conventions, all applicable regulations and/or requirements of any terminals or facilities in such port(s) or place(s) where the Vessel may load or discharge, and all requirements and recommendations of the Vessel’s classification society applicable to a Vessel carrying LNG worldwide within the limits of the Charter;

(iii)	preparing the Maintenance Schedule and regular updates on request (such updates to commence at delivery of the Vessel from the shipyard, and then each year on or around the anniversary upon which the Vessel was classified by its classification society) for approval by the Owners (such approval not to be unreasonably withheld or delayed);

(iv)	arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel in accordance with first class LNG ship management practice provided that the Owners shall allocate sufficient funds and approve the relevant Annual Budgets and Supplementary Budgets to ensure that Managers can incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(v)	investigating and reporting to Owners any technical faults or problems material to the performance of the Vessel and arranging for their repair in consultation with the Owners;

(vi)	arrange for the victualing and storing of the Vessel appropriate to the declared operational status of the Vessel and place and effect payment for contracts for lubricating oil, paints and all consumable materials where they are not for the Charterers’ account, together with any other contracts that may be agreed with the Owners from time to time in accordance with Clause 3.2.2;

(vii)	appointment of surveyors and technical consultants as the Managers may consider from time to time be necessary;
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(viii)	development, implementation of and maintenance of a SMS and obtaining and maintaining valid certificates evidencing compliance with this Clause, including without limitation, a valid document of compliance in relation to itself and valid safety management certificates in respect of the Vessel as required by the ISM and ISPS Codes;

(ix)	provide the Owners with copies of any and all documents of compliance and safety management certificates as described in Clause 3.2.1(viii) upon issuance;

(x)	keep or procure that there is kept on board the Vessel at all times:

(a)	all certificates and documents required from time to time by any applicable law or regulations to enable her to perform the Charter between the Primary Terminals without delay,

(b)	valid certificates in force as required by the Flag State,

(c)	any further certificates and documents required from time to time by any applicable law or regulations to enable her to perform the Charter without delay,

(d)	an ITF certificate or equivalent allowing Vessel’s calls and operations in all ports to which the Vessel is ordered under the Charter where an ITF certificate or equivalent is required, and

(e)	a copy of all documents of compliance and the original of any safety management certificates as described in Clause 3.2.1(viii);

(xi)	arrangement of periodic analysis by third parties of the bunker fuel and reporting the results of such analysis to the Owners (the costs being included in the Vessel’s running costs):

(xii)	noting requirements resulting from safety and any external ship inspections and implementing these insofar as they affect the operation or safety of the Vessel (such implementation to be at the Owners’ expense);

(xiii)	implementing safety recommendations issued in terms of all international conventions (at the Owners’ expense);

(xiv)	arrange, where necessary for the superintendent or other staff of the Managers to visit the Vessel. If the superintendent or other staff of the Managers have reason to spend more than twenty-five (25) days in aggregate in any calendar year (or pro rata for part of a calendar year) visiting the Vessel, their services will be charged out at the rate specified in Clause 7.4 below;
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(xv)	ensure that maritime, safety and cargo custody standards are in accordance with first class international LNG shipping practice and are maintained by the Crew whenever such personnel are serving on board the Vessel;

(xvi)	arrange and effect payment on behalf of the Owners for the towage of the Vessel when appropriate;

(xvii)	arrange, maintain, and effect preparation and payment on behalf of the Owners for suitable moorings for the Vessel for lay-up at such locations as may from time to time be mutually agreed relative to the Vessel’s positioning requirements of the Owners;

(xviii)	handle port disbursement accounts where these are not for the Charterers’ account;

(xix)	navigate the Vessel, handle all necessary communications, manage all cargo operations on behalf of Owners, and provide for the security and safety of the Vessel, cargo and Crew, all in accordance with first class LNG ship management practice;

(xx)	ensure that the Vessel is compatible with existing LNG liquefaction terminals, regasification terminals and ship/shore interfaces, at the Primary Terminals and to maintain such compatibility and all necessary certificates and documentation;

(xxi)	undertake vessel-terminal compatibility studies as requested by Owners and at Owners’ expense; and

(xxii)	manage and operate the Vessel on behalf of the Owners in any part of the world to first class industry standards for an LNG carrier, provided that the Vessel shall be employed in lawful trades, as the Owners may direct, between good and safe ports and places where she can always be safely afloat, and further provided that the Vessel shall not trade to ports or areas where, at the time in question, there are expected to be hostilities, wars, warlike operations, civil commotions or revolutions, unless the Owners are able to obtain war risks insurance against such eventuality.

Managers shall at all times have the right to refuse to carry out any instructions from the Owners or the Charterers to trade or lay up the Vessel if Managers can clearly demonstrate that by doing so, it would contravene any applicable laws and regulations of the Vessel’s flag, the classification society or of the places she trades.

Furthermore, Managers shall not be held to be in breach of this Agreement, should at any time the Vessel fail to conform to its class standards or fail to conform to statutory or international standards, except to the extent that such failures result from the negligence or breach of this Agreement by the Managers.

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3.2.2.	Procurement

Subject to the terms of this Agreement, the Managers shall have discretion to procure all stores, spares, equipment, provisions, oils, fuels and any other goods, materials or services to be supplied to the Vessel by the Managers in performance of their Management Services from whatever source or supplier they may deem appropriate provided that:

(i)	the Managers use all reasonable efforts to achieve the lowest prices available for the appropriate quality of goods or services;

(ii)	the Managers shall provide Owners with the benefit of all discounts, rebates or other financial incentives provided by any suppliers, and all amounts billed to Owners in connection with all stores, spares, equipment, provisions, oils, fuels and any other goods, materials or services to be supplied to the Vessel shall reflect any such discounts, rebates or financial incentives; and

(iii)	the Owners reserve the right to require the Managers to procure such goods, materials and services from sources or suppliers they may notify to the Managers from time to time provided that:

(a)	the Owners shall not unreasonably interfere with the aforementioned Managers’ procurement processes;

(b)	the Owners may not force the Managers to breach the terms of any existing procurement contract to the extent such contract is consistent with the terms of this Agreement and standard industry practices; and

(c)	the Owners have due regard to the interests of the Managers in fostering good long-term relationships with suppliers;

and where the Owners utilize their rights under this Clause 3.2.2, the Managers shall in no circumstances be liable for the quality or pricing of the goods, materials and services so provided.

3.3.	Accounting, Budgeting, and Reporting

3.3.1.	The Managers shall:

(i)	provide an accounting system in respect of the Vessel which meets the reasonable requirements of the Owners, and provide regular accounting services and supply regular accounting reports and records; and

(ii)	maintain a record of all costs and expenditures incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.3.2.	The Managers shall present to the Owners annually a budget in respect of the estimated costs of operating the Vessel for the following twelve months in the current
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reporting form of the Managers, which is acceptable to the Owners (the “Annual Budget”). The initial Annual Budget is attached hereto at Annex “C,” and shall be for the period from the Effective Date until 31 December 2014, with a full twelve (12) month Annual Budget submitted yearly thereafter, ending on the day immediately preceding the Review Date. Subsequent Annual Budgets shall be prepared by the Managers for approval by the Owners at least two (2) months before each Review Date.

3.3.3.	The Owners shall indicate to the Managers their acceptance and approval of the Annual Budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the Annual Budget as provided.

3.3.4.	If after the approval of the Annual Budget pursuant to Clauses 3.3.2 and 3.3.3, the Owners or Managers anticipate material changes in the Operational Costs (or in respect of the initial Annual Budget set out in Annex “C”, if the Managers believe such initial Annual Budget is inaccurate or unworkable), then the Managers shall prepare a supplementary budget reflecting such changes (the “Supplementary Budget”) for approval by the Owners and the Owners shall indicate their approval or non-approval of a Supplementary Budget within one month of it being presented to them (and in the absence of any such indication, the Managers shall be entitled to assume that the Owners have accepted a Supplementary Budget). Upon approval by the Owners, a Supplementary Budget shall be treated as the Annual Budget for the year in question or the remainder thereof.

3.3.5.	For the avoidance of doubt, the Managers shall not incur expenditure in respect of the Vessel in excess of the Annual Budget (with due consideration to the fact that expenditure may be phased over varying periods or may fluctuate from month to month, notwithstanding that such expenditure was budgeted for on an annual basis) or incur expenditure that has not been accounted for in any Annual Budget without the prior consent of the Owners (which shall not be unreasonably withheld or delayed).

3.3.6.	Notwithstanding Clause 3.3.5, the Managers may in each Annual Budget period, as specified in Clause 3.3.2, incur expenditure on behalf of the Owners in respect of items that are not budgeted for in the Annual Budget, or for amounts in excess of the Annual Budget amounts, without the approval of the Owners provided that:

(i)	such expenditure is used only for the proper performance of the Management Services; and

(ii)	such total expenditure does not exceed five (5) per cent of the total budgeted amount for that Annual Budget period or such other amount that may be agreed by the parties from time to time.

3.3.7.	The Managers shall:
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(i)	by the fifteenth (15th) Working Day of the month provide the Owners with a Vessel Condition Report in respect of the previous month in such form as the Owners (acting reasonably) may require;

(ii)	by the fifteenth (15th) Working Day of each month provide the Owners with a comparison between the budgeted Operational Costs as set out in the Annual Budget and actual Operational Costs in respect of the previous month (in accordance with the form set out in Annex “F”);

(iii)	by the fifteenth (15th) Working Day of each month provide the Owners with a request for funds based upon an estimate of the funding requirements of the Vessel that are required in respect of the next month together with any requests for approval of expenditure pursuant to Clause 3.3.5 and any proposed amendments to the Annual Budget pursuant to Clause 3.3.4; and

(iv)	by the fifteenth (15th) Working Day of each month provide the Owners with a consolidated report on actual Operational Costs and if requested by the Owners, capital costs, including all expenses in relation to financing of the Vessel, in respect of the previous month.

3.3.8.	If requested and in such manner as may be required by the Owners, the Managers shall provide the necessary personnel, hardware and software, and other resources necessary to administer on Owners’ behalf and in its name the invoicing and collection of hire payable under the Charter.

3.4.	Health, Safety, Security, and Environmental Protection

3.4.1.	The Managers shall operate a management system which shall be approved by the Owners (such approval not to be unreasonably withheld or delayed), and comply and ensure that the Vessel and the Crew comply with all applicable health, safety, security and environmental laws and regulations, and nothing in this Clause 3.4 shall derogate from the obligations of Managers to comply with its statutory responsibilities insofar as they relate to the other Management Services.

3.4.2.	The Managers shall, in relation to all persons engaged or likely to be engaged in the execution of the Management Services, take such steps as are reasonably practicable to ensure their health and safety.

3.4.3.	The Managers shall make available for inspection by the Owners at all times all registers, records and other documentation concerning health, safety, security (where appropriate) and environmental matters relating to the Management Services.

3.4.4.	The Managers shall send to the Owners a copy of every notice or other communication received from or sent to any person or body concerning health, safety, security and/or environmental matters relating to the Management Services and shall co-operate with the Owners in respect of all such health, security, safety and/or environmental matters, as may from time to time be requested by the Owners
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3.4.5.	The Managers shall use all reasonable endeavors to ensure that no oil, or harmful or hazardous substances, of any description, shall be discharged or escape accidentally or otherwise, from the Vessel; and that the Vessel, its Officers and Crew comply with all international, national, and state oil and air pollution laws, conventions or regulations applying in, or to, international waters and the territorial waters of the countries into which the Vessel may trade under the Charter including the provisions of OPA 90 that apply to tank ships. This shall also include adhering to the standards promulgated under OPA 90 as those regulations apply to non-tankships operating within the jurisdiction of the United States whether or not the same strictly apply to the Vessel.

3.4.6.	The Managers shall not treat, keep or dispose of any waste produced and/or carried by the Managers as a result of the Management Services in a manner likely to cause harm to the health and safety of any person or harm to the environment (as far as the same may be reasonably practical) and shall comply with every statutory duty which is relevant.

3.4.7.	During the execution of the Management Services, the Managers shall take such steps as are reasonably practicable to avoid (or where avoidance is not possible, to minimize) harm to the environment.

3.4.8.	The Managers will prepare and obtain all necessary approvals for a SOPEP. The SOPEP will be written in the English language and will be reviewed and updated as required and be maintained with the correct list of coastal state contacts. If required, the Managers will arrange for the translation of the SOPEP into another language. The Managers will also undertake regular training of the Crew in the use of SOPEP including drills to ensure that the SOPEP functions as expected and that contact and information details specified are accurate.

3.4.9.	The Managers shall prepare a HSSE Report in such form and detail as the Owners (acting reasonably) require, to be submitted to the Owners on the 5th day of the following month.

3.5.	Insurance Arrangements

3.5.1.	The Owners shall arrange insurances in accordance with Clause 6.1.

3.5.2.	The Managers shall immediately inform and keep the Owners informed of any incident which gives or may give rise to claims or disputes relating to the insurances effected in accordance with Clause 6.

3.5.3.	The Owners shall or, in their sole discretion instruct the Managers on a case-by-case basis and in consultation with the Owners to, handle insurance, average and salvage claims in connection with the Vessel. Any costs reasonably incurred by the Managers in handling claims in accordance with this Clause shall be paid by or for the account of the Owners. Until notified to the contrary, the Managers shall process all insurance claims relating to the Crew, in consultation with Owners.
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3.6.	Sale or Purchase of the Vessel

The Managers shall, if requested, provide Owners with technical assistance in connection with any sale of the Vessel. Any costs or out-of-pocket expenses incurred by the Managers in providing such technical assistance shall be paid by or for the account of the Owners. The Owners will, however, be solely responsible for agreeing the terms of any agreement regulating any sale.

3.7.	General Administration

3.7.1.	The Owners may, in their sole discretion and upon such terms and conditions as the Owners shall specify, instruct the Managers on a case-by-case basis to handle and/or settle all claims relating to the Vessel including but without limitation any claims involving the Charterers.

3.7.2.	The Managers shall keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving the Charterers or other third parties.

3.7.3.	The Owners shall, or in their sole discretion instruct the Managers on a case-by-case basis to, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers pursuant to this Agreement.

3.7.4.	Where the Managers are retained to handle and/or settle claims relating to the Vessel pursuant to Clause 3.7.1, the Managers shall be entitled to obtain legal or technical or other outside expert advice in relation to the handling and settlement of such claims and disputes.

3.7.5.	The Owners shall arrange for the provision of any necessary guarantee bond or other security in connection with any such claims.

3.7.6.	Any external costs reasonably incurred by the Managers in carrying out their obligations in accordance with this Clause 3.7 shall be paid by or for the account of the Owners provided that the Owners have instructed the Managers in accordance with Clause 3.7.1.

3.8.	Quality Assurance

3.8.1.	The Managers shall have and maintain a quality assurance/quality management system (the “Quality Assurance & Quality Management System”). This system shall include on board and on shore operation/ management and shall at the time of delivery, or as reasonably soon thereafter, meet the requirements of ISO-9001-2008 and ISO-14001-2004 or any subsequent addition or substitution approved by the Owners. The Quality Assurance & Quality Management System shall be documented and available to the Owners for approval within three (3) months of execution of this Agreement. The Managers shall supply documentation to the Owners on request confirming the continued maintenance and operation of the Quality Assurance &
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Quality Management System in good standing throughout the period of this Agreement.

3.9.	[Reserved]

4.	MANAGERS’ OBLIGATIONS

4.1.	The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in a timely and efficient manner in accordance with first class international LNG ship management practice and the Operational and Maintenance Protocol set forth on Annex “D” and to protect and promote the interests of the Owners in all matters relating to the provision of the Management Services hereunder provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to the Managed Fleet, and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2.	The Managers shall procure that the requirements of the law of the flag of the Vessel are satisfied and the Managers shall in particular be deemed to be the “Company” as defined by the ISM and ISPS Codes, thereby assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by these Codes when applicable. The Managers shall comply at all times with the requirements of the ISM, ISPS, and MTSA Codes, and the Managers shall immediately inform Owners if there is any threatened or actual withdrawal of Managers document of compliance or the Vessel’s safety management certificate or ISS (Security Certificate).

4.3.	In addition to the specific obligations to keep the Owners informed hereunder, the Managers shall keep the Owners informed of all relevant information regarding the Vessel and the performance of the Management Services which the Owners may, acting reasonably, specify from time to time.

4.4.	When the Managers become aware of an Emergency Situation, they shall immediately contact the Owners and keep the Owners informed in respect of such Emergency Situation.

4.5.	If, in an Emergency Situation, the Managers (or the Master) are required pursuant to this Agreement to solicit an approval from the Owners, but in such circumstances it is not practical to wait for such approval, then notwithstanding any other term in this Agreement, the Managers (or the Master) may take whatever action they may deem necessary to deal with such Emergency Situation.
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5.	OWNERS’ OBLIGATIONS

5.1.	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2.	The Owners shall provide prompt responses to any requests made by the Managers pursuant to this Agreement.

5.3.	The Owners shall (subject to any confidentiality restrictions) provide the Managers with any relevant information relating to the Charters or Charterers and shall notify the Managers upon a change of Charterers or upon any new Charter in respect of the Vessel.

5.4.	The Owners shall use reasonable endeavours (and subject to any confidentiality restrictions) to ensure that the Charterers shall keep the Managers informed of the relevant terms of any gas supply contract, charter party, contract of affreightment, contract of insurance and any other document relating to the Vessel and its cargo that the Managers may reasonably require in order to perform their obligations hereunder.

6.	INSURANCE POLICIES

6.1.	The Owners shall procure throughout the period of this Agreement that:

(i)	at the Owners’ expense, the Vessel is insured for usual hull and machinery marine risks (including crew negligence) and war risks in accordance with the first class practice of prudent owners of vessels of a similar type to the Vessel;

(ii)	at the Owners’ expense, the Vessel is insured against Protection and Indemnity risks (including pollution risks) based upon the Standard Rules of a member of the International Group of P&I Clubs and have arranged for the Managers to be included as named co-assured, and provide the Managers with Certificates of Entry to evidence that such insurances have been effected and confirm renewal within fifteen (15) Working Days of the same;

(iii)	where the Vessel is directed to call at any port within the United States of America and at the Owners’ expense, the Vessel carries a Certificate of Financial Responsibility as required by the United States Offshore Pollution Act 1990;

(iv)	the Vessel is insured against such other risks (including Freight, Demurrage and Defense) that are appropriate to the Vessel’s trade;

(v)	the Owners’ Insurances name the Owners and the Managers as co-assureds, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in Clause 6.1 on terms whereby the Owners are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; and
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(vi)	written evidence is provided, to the reasonable satisfaction of the Managers, of compliance by the Owners with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

6.2.	Insofar as it affects the superintendent and other shore staff employed by the Managers in connection with this Agreement, the Managers shall procure and maintain at their own expense appropriate insurance cover with first class insurers in respect of death or injury to such superintendents or shore staff, and such insurance shall comply with all applicable law.

6.3.	Managers shall name Owners as co-assureds on this insurance cover, and Managers agree to waive all subrogation rights against Owners that might arise under this entire Clause 6.

7.	MANAGEMENT FEE

7.1.	Subject to any adjustment in accordance with the provisions of Clause 7.2 the Owners shall pay to the Managers for the provision of Management Services, a monthly management fee of Fourty-Six Thousand Dollars (US$46,000) (the “Management Fee”) which shall be paid each calendar month in advance by the first Working Day of each applicable month provided that where a payment is due in respect of any part of a month that payment shall be paid on a pro-rata basis, such sums to be paid into the Managers’ Account. All invoices for the Management Fee shall be submitted by the Managers to the Owners in advance on a monthly basis.

7.2.	If, during any calendar month, the Vessel is in:

(i)	“deep” lay-up (that is with sea chests sealed off and all system drained down) the Management Fee shall be Three Thousand Five Hundred Dollars (US$3,500) per month and pro rata in respect of any part month; or

(ii)	a partially manned stand-by condition, during a period of lay-up (other than deep lay-up) or during reactivation periods or during any period where the Managers are preparing to take over management of the Vessel from a third party the Management Fee shall be Ten Thousand Dollars (US$10,000) per month and pro rata in respect of any part month.

7.3.	The Management Fee is exclusive of value added tax and any other existing sales or services tax that may be applicable. The Managers warrant that at the Effective Date, no such taxes are payable in respect of the Management Fee under Greek Law.

The Management Fee payable to the Managers will be adjusted annually on the first Review Date after the Effective Date and on each Review Date thereafter. The adjustment will be agreed between the Parties in good faith on the basis of general inflation and proof of increases in actual costs incurred by the Managers.

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7.4.	In addition to the Management Fee, if the Managers’ superintendent or other staff are reasonably required to spend more than twenty-five (25) days in aggregate visiting the Vessel in any calendar year (or pro-rata for part of a calendar year), the cost of visits in excess of twenty-five (25) days shall be paid by the Owners, into the Managers’ Account, at a rate of One Thousand Dollars (US$1,000.00) per day (or pro rata in respect of any part day on board the Vessel). Notwithstanding the foregoing, all reasonable travelling expenses in connection with reasonably required visits to the Vessel by Managers’ superintendent or other staff (excluding visits in connection with drydocking) shall be part of the Management Fee, irrespective of the duration of such visits.

7.5.	In the event of this Agreement being terminated by the Owners or the Managers in accordance with the provisions of Clause 17.3 or 17.4, the Management Fee payable to the Managers according to the provisions of Clauses 7.1 and 7.2, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with Clause 3.1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months; and

(ii)	the Owners shall pay any reasonable Severance Costs which may materialise provided the Managers have used reasonable endeavours to mitigate such obligations to the Crew.

7.6.	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

7.7.	The Owners shall, in respect of each year of this Agreement, on or around the Review Date, decide whether or not to pay an Incentive Bonus to the Managers for remittance to the Crew of an amount and in the manner described in Annex “H” attached hereto.

Any Incentive Bonus that the Owners decide to pay shall be paid into the Managers’ Account with fifteen (15) Working Days of the Review Date and the Managers shall remit any such bonus to the Crew. In addition the Owners shall within fifteen (15) Working Days of the Review Date provide a written explanation to the Managers of their decision which sets out in reasonable detail the rationale for making such a decision.

8.	VESSEL EXPENSES

8.1.	Upon receipt of a request for funds for the Vessel pursuant to Clause 3.3.7 (iii) the Owners shall pay such funds into the Vessel Account, provided that such request is made in respect of items and amounts accounted for in the Annual Budget or made in respect of items or amounts for which the Managers do not require the approval of the Owners pursuant to Clause 3.3.6.
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8.2.	In the event that the Managers request funds from the Owners pursuant to Clause 3.3.7(iii), but the Owners are not obliged to pay such funds pursuant to Clause 8.1, then the Owners may refuse to provide such funds provided that, in such circumstances, the Managers shall not be liable for any losses or damages incurred by the Owners as a result of such refusal and in any event, the Owners shall not unreasonably refuse to pay or delay the payment of such sums.

8.3.	All sums payable by the Owners in respect of requests made by the Managers pursuant to Clauses 8.1 and 8.2 shall be paid into the Vessel Account by the first Working Day of the month following that month in which such request was made.

8.4.	The Managers shall open the Vessel Account and communicate the details of the Vessel Account to the Owners prior to the Effective Date. The Vessel Account shall be an account that only contains monies payable into such Vessel Account pursuant to this Agreement. All monies paid into the Vessel Account (including interest, if payable) shall be held on trust for and to the credit of the Owners and the Managers may only utilise funds in the Vessel Account for the proper performance of the Management Services hereunder. The Managers shall provide full details of all transactions in relation to the Vessel Account and shall procure that monthly Vessel Account bank statements are provided to the Owners for each month of this Agreement.

8.5.	Notwithstanding anything contained in this Agreement, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

9.	MANAGERS’ RIGHT TO SUB-CONTRACT

9.1.	The Managers shall have the right to sub-contract any of their obligations in this Agreement, subject to Clause 9.2 below.

9.2.	The Managers shall obtain the prior written consent of the Owners if they wish to sub-contract any of their obligations under this Agreement for amounts exceeding Fifty Thousand United States Dollars over and beyond the approved Annual Budget.

9.3.	Notwithstanding any sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement, the Managers shall procure that each sub-contractor engaged pursuant to this Clause 9 shall comply with the requirements of Clause 3.4.

10.	RESPONSIBILITIES

10.1.	Force Majeure

10.1.1.	Neither the Owners, nor the Managers shall be liable for any loss or damage or total or partial failure to perform this Agreement (other than a failure to perform an obligation to pay money) caused wholly or partly by any circumstances or things beyond the reasonable control of the Owners or the Managers, as the case may be,
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including (without limiting the generality of the foregoing) acts of God, fires, floods, epidemics, quarantine restrictions, wars, terrorism, insurrections, riots, violent demonstrations, criminal offences, acts and omissions of civil or military authority or of usurped power, requisition or hire by any governmental or other competent authority or embargoes.

10.1.2.	The party invoking force majeure will advise the other party of the force majeure event at the earliest opportunity and also advise same party of the likely duration of such force majeure situation.

10.2.	Liability to Owners

The Managers shall be under no liability to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services, unless the same is proved to have resulted from the breach of this Agreement, fraud, gross negligence, or wilful misconduct of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall not exceed a total of twelve (12) times the monthly Management Fee of Forty-Six Thousand Dollars (US$46,000) as adjusted annually pursuant to Clause 7.3 above.

Notwithstanding anything herein contained in the contrary, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clauses 3.1 or 3.4, in which case their liability shall be limited in accordance with the terms of this Clause 10.2.

10.3.	Indemnity

Except to the extent and solely for the amount that the Managers would be liable under Clause 10.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

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10.4.	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including sub-contractors from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 10, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 10 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

11.	DOCUMENTATION

11.1.	The Managers shall also maintain and cause their agents to maintain and retain in accordance with generally accepted accounting practices, applicable tax requirements and good international shipping practices, all books, accounts and records pertaining to this Agreement, and all records, documents and other materials related to the Managers’ implementation of and compliance with the Quality Assurance & Quality Control System, including vouchers, invoices, receipts, correspondence, copies of original documents and such other documentation as is necessary in order to verify the compensation payable hereunder.

11.2.	The Managers shall make available, upon Owners’ request, all documentation and records relating to the performance of the Management Services, the SMS and/or the Crew which the Owners require in order to demonstrate compliance with the ISM Code, ISPS Code, and STCW 95, or to defend or prosecute a claim against a third party or otherwise.

11.3.	All Vessel Data is and shall remain the property of the Owners and shall be made available to the Owners by the Managers on the Owners’ request. Upon termination of this Agreement for any reason, the Managers shall promptly provide the Owners with all the Vessel Data, whether onboard the Vessel or otherwise.

11.4.	The Managers shall retain and properly store all Vessel Data in accordance with first class LNG ship management practice. If, in the Managers’ opinion, certain Vessel Data should be destroyed, then the Managers shall first offer to return that Vessel Data (at the Owners’ expense) to the Owners, and in the event that the Owners decline such offer, the Managers may destroy such Vessel Data.

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12.	DEPLOYMENT OF THE VESSEL

12.1.	The Managers shall ensure that the Crew of the Vessel shall comply with any Permanent Instructions.

12.2.	The Owners may change the terms of the Permanent Instructions, or upon the execution of a new Charter replace the existing Permanent Instructions with new Permanent Instructions with the consent of the Managers which shall not be unreasonably withheld or delayed.

12.3.	In the event that the Managers or the Crew receive instructions from the Charterers, that in the opinion of the Managers, conflict with instructions provided by the Owners or which go beyond the scope of authority of the Charterers (to the extent such scope of authority has been disclosed by the Owners to the Managers), the Managers shall use best endeavours to immediately notify the Owners and the Charterers of the same. In such circumstances, subject to Clause 3.1.2(viii), the Owners’ instructions shall take precedence over the Charterers’ instructions.

12.4.	Except for the purposes of saving life, the Vessel shall not, unless expressly authorised by the Owners, undertake attempts of salvage.

12.5.	If:

(i)	the Vessel undertakes attempts at salvage pursuant to Clause 12.4, or

(ii)	the Vessel requests that a third party attempts salvage of the Vessel,

then without prejudice to the Master of the Vessel’s overriding right to take whatever action he may deem necessary to preserve life or prevent the loss of the Vessel, all salvage shall be under the terms of the current “Lloyds Open Form No Cure — No Pay” agreement.

12.6.	Any proceeds arising from salvage of third party property shall be for the benefit of the Owners.

12.7.	Notwithstanding any other provision of this Agreement, the Managers shall not (and shall procure that the Crew shall not), without the written consent of the Owners, sign any bill of lading on behalf of the Owners.

13.	AUDITING

13.1.	The Managers shall prepare the Annual Budget and accounts (as referred to in Clause 3.3.1 above) and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed.

13.2.	The Owners shall have the right to audit the Managers’ records and documentation as set out in Clause 11 above for the purpose of verifying their correctness and completeness at all times on reasonable notice to the Managers. Where staff or
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auditors of the Owners visit the premises of the Managers for the purpose of carrying out an audit, the Managers shall provide office space and facilities to such staff or auditors at no extra cost to the Owners.

14.	INSPECTION OF VESSEL

14.1.	The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

15.	COMPLIANCE WITH LAWS AND REGULATIONS ETC.

15.1.	The Managers will not do or permit to be done anything which might cause any breach or infringement or the laws and regulations of the Vessel’s flag, the classification society or of the Primary Terminals and other places where she trades.

16.	DURATION OF THE AGREEMENT

16.1.	This Agreement is entered into on the date of signing and shall continue until terminated in accordance with Clause 17.

17.	TERMINATION

17.1.	If the Managers:

(i)	fail to meet any material obligation under this Agreement; or

(ii)	fail to meet any obligation under this Agreement that has a material adverse effect upon the Owners or the Vessel;

then the Owners may give notice to the Managers of the default, requiring them to remedy it (if such default is capable of being remedied) as soon as practically possible. In the event that the default is not capable of being remedied or the Managers fail to remedy the default within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate this Agreement by giving the Managers ninety (90) days’ written notice.

17.2.	The Owners may also terminate this Agreement by giving the Managers ninety (90) days’ written notice in the event that the Managers, in the reasonable opinion of the Owners, fail to manage the Vessel in accordance with first class LNG ship management practice and such failure has not been remedied within a reasonable time after written notice of such failure.

17.3.	The Managers shall be entitled to terminate the Agreement by notice in writing if:

(i)	any moneys payable by the Owners to the Managers have not been received into the Managers’ Account within thirty (30) days (excluding Saturdays, Sundays and public holidays) of payment having been requested in writing by the Managers; or
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(ii)	this Agreement or any of the Owners’ rights and/or obligations are assigned to any person or entity without the Managers’ prior written agreement or approval.

17.4.	This Agreement shall be deemed to be terminated:

(i)	in the case of the sale of the Vessel (other than a sale or transfer to an Affiliate of the Owners);

(ii)	if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned for hire; or

(iii)	in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than of the purpose of a solvent reconstruction or amalgamation) or if a receiver or similar officer is appointed of the whole or a material part of its assets or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

17.5.	If the Owners elect to provide Officers and, for any reason within their control, the Owners fail to:

(i)	procure Officers and Ratings supplied by them or on their behalf, complying with the requirements of STCW 95; or

(ii)	instruct such officers and ratings to obey all reasonable orders of the Managers’ SMS;

then the Managers may give notice to the Owners of the default, requiring them to remedy it (if such default is capable of being remedied) as soon as practicably possible. In the event that the default is not capable of being remedied or if the Owners fail to remedy the default within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate this agreement.

17.6.	[Reserved]

17.7.	Notwithstanding Clauses 17.1 and 17.2, the Owners shall have the right to terminate this Agreement at any time and for any reason by giving the other party not less than three (3) months’ written notice of their intention to terminate this Agreement.

17.8.	If the Owners proceed with the employment of, or continue to employ the Vessel in blockade running or in an unlawful trade or on a voyage, which in the reasonable opinion of the Managers, is unduly hazardous, the Managers may give notice to the Owners requiring them to cease to employ the Vessel in such manner as soon as possible. If the Owners fail to comply with such notice within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate this Agreement with immediate effect by notice in writing.
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17.9.	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

18.	MISCELLANEOUS

18.1.	The confidentiality obligations of the parties are set out in a separate Confidentiality Agreement that is attached for reference in Annex “G”.

18.2.	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999, but this provision does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.3.	At the expiry or earlier termination of any existing ship management agreement(s) in relation to the Vessel, Managers shall co-operate in the transfer arrangements to be notified to the Managers by the Owners and shall facilitate the smooth transition of all operations and duties to Managers with the minimum of disruption.

18.4.	Either party may at any time assign or transfer to an Affiliate its respective rights and obligations under this Agreement provided that they first obtain the written consent of the other party. Such consent shall not be unreasonably withheld, conditioned or delayed and the parties agree to promptly execute any reasonable novation or transfer documentation to give effect to such an assignment or transfer.

19.	LAW AND ARBITRATION

19.1.	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

19.2.	The arbitration shall be construed and conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The language used for such arbitration shall be English and the arbitration shall be conducted in London.

19.3.	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
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19.4.	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

19.5.	In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. The language used for such arbitration shall be English and the arbitration shall be conducted in London.

20.	NOTICES AND BANK ACCOUNTS

20.1.	Any notice to be given by either party to the other party pursuant to this Agreement shall be in writing and shall be effective upon delivery pursuant to Clause 20.2 and shall be sent by fax, registered mail or by personal service to the following addresses:

for the Owners:

GAS-five Ltd.

Claredon House

2 Church Street

Hamilton HM11

Bermuda

Fax. No.:

Attn:

for the Managers:

GasLog LNG Services Ltd.
Piraeus Branch Office
69, Akti Miaouli,
185 37 Piraeus, Greece
Fax No: +30 210 4591247

Attention: Theodoros Katemidis, General Manager

20.2.	A notice is deemed to have been received:

(i)	if delivered personally, at the time of delivery;

(ii)	in the case of fax, at the time of transmission;

(iii)	in the case of delivery of courier, on the date of receipt by the courier of written acknowledgement of such delivery;

(iv)	in the case of pre-paid first class post, recorded delivery or registered post, on receipt; and
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(v)	if deemed receipt under the previous paragraphs of this sub-clause is not within business hours (meaning 9:00 am to 5:30 pm Monday to Friday (or Sunday to Thursday if the place of receipt is in Egypt) on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

20.3.	For the purposes of this Agreement, the Managers’ Account currently has the following details:

Account Holder	:	GasLog LNG Services Ltd.

Bank	:	CITIBANK INTERNATIONAL plc
(47-49, Akti Miaouli, 185 36 Piraeus, Greece)

IBAN	:	GR35 0840 00200 000 00 44 4031026

Account Number	:	044 4031026

Currency	:	Dollars

IN WITNESS whereof the parties have duly signed this Agreement the day and year first above written.

SIGNED for and on behalf
of GAS-five
by

in the presence of

SIGNED for and on behalf

of GASLOG LNG SERVICES LTD.

by

in the presence of

29

ANNEX “A”

DETAILS OF VESSEL

[OWNERS TO PROVIDE ON OR BEFORE EFFECTIVE DATE]

ANNEX “B”
DETAILS OF CREW / OFFICERS
RATINGS

[MANAGERS TO PROVIDE AT LEAST 30 DAYS PRIOR TO EFFECTIVE DATE]

ANNEX “C”
INITIAL BUDGET

To be provided in accordance with Clause 3.3.2 prior to the Effective Date and once approved by Owners to be inserted

ANNEX “D”
OPERATIONAL AND MAINTENANCE PROTOCOL

The provisions of this Operational and Maintenance Protocol (“Protocol”) are integral with the provisions of the Agreement. The Owners agree to provide the manager with the necessary financial resources to comply with the requirements of this Operational and Maintenance Protocol.

The Vessel shall always be operated and maintained in accordance with the first class international standards for LNG vessels. These standards shall include, without limitation, that:

•	The Vessel is always manned, operated and maintained in a safe and prudent manner to minimise the risk of accidents;

•	the maintenance and operation of the Vessel shall be thorough and proactive and not based merely on the minimum standards required by the Vessel’s flag state and classification society but to the highest standards applicable in the shipping and LNG industry;

•	the Managers agree to maintain membership in the Society of International Gas Tankers and Terminal Operators Association (SIGTTO) and to abide by all guidelines, recommendations, and training schedules that are applicable to the safe and reliable operation of LNG vessels made by this industry association;

•	the Managers agree to observe and abide by all guidelines, recommendations, and training standards that are promulgated by the Oil Companies’ International Marine Forum (OCIMF) and are applicable to the safe and reliable operation of LNG vessels made by this industry association;

•	the Vessel shall be maintained and refurbished and where necessary restored to ensure the safe, reliable, and efficient transportation of LNG for a minimum 40 year trading life.

Other than for Manager-scheduled maintenance periods of seventy two (72) hours every six (6) months (days which shall be agreed by the Owners), the Owners expect the Vessel to be available for the safe and efficient transportation of LNG for 100% of the year. The Manager shall put in place a robust and comprehensive vessel management system designed to meet this availability objective.

The Managers shall take the necessary steps to promote a culture of safety awareness, compliance with established procedures, and non-conformance reporting to facilitate continuous improvement throughout the organization including all crewmembers onboard the Vessel.

CREWING

The Managers agree that having a well-trained and qualified vessel crew and shoreside support staff, well versed in LNG vessel operations and management, is the foundation of a safe, reliable, and efficient LNG vessel operation.

•	The Managers agree to adhere to the Training Matrix, and also agree that if the Training Matrix conflicts with less stringent standards contained in this Agreement, the Training Matrix will control.

•	Managers shall arrange for all Deck Officers, including the Master, to attend Bridge Team Management Training at one of the recognized training centers. This training shall be repeated every five (5) calendar years.

•	Managers are required to ensure that all Masters have attended a ship handling simulator-training course applicable for the type of vessel in use for LNG transportation. The training shall be repeated at a minimum of every five (5) calendar years.

•	In addition to the requirements of the Management Agreement, all senior operational positions (Master, Chief Engineer, Chief Mate, and Second Engineers, Cargo Engineer) on board must have a minimum of three (3) years of sea time (time onboard) experience onboard LNG Carriers in any position in the position directly below the senior operational position they will assume. All senior operational positions must receive a minimum of two (2) weeks vessel familiarization and specific operational training, with a training scope appropriate to their position, prior to embarking onboard the Vessel for the first time. Any deviation from this section’s experience requirement must be approved by Owners.

•	All officers and unlicensed crew on board require, as a minimum, specific training on the hazards and unique operational aspects associated with LNG carriers that meet the requirements of Section A-V/l paragraphs 1-7 of the STCW 1995 convention. All licensed officers that form part of the cargo transfer watch or carry out operational or maintenance duties and responsibilities directly related to the vessel’s cargo system shall also receive specific training meeting the requirements of Section A-V/l paragraphs 22-34 of the STCW 1995 convention. The Managers are to document what special LNG ship operations training is provided to licensed and unlicensed crewmembers prior to their employment on the LNG carrier.

•	All crew are required to be properly qualified and certificated in accordance with the IMO Standards of Training, Certification and Watch keeping for Seafarers (STCW), 1995, as amended, and in compliance with the Training Matrix.

•	Managers shall provide to Owners copies of all newly appointed senior officers’ certification and details of experience prior to their embarkation onboard the Vessel. Owners have the right to review and verify the qualifications of all LNG vessel senior officers prior to their embarkation onboard the Vessel. Owners shall be given the opportunity to approve the certificates and experience of all senior officers a reasonable period prior to their initial embarkation onboard the Vessel), and shall have the discretion to reject any such officer if they do not meet the qualification and training requirements agreed between the Managers and Owners. Owners’ approval shall not be unreasonably withheld or delayed.

•	Procedures shall be put in place in the ship’s Safety Management System clearly documenting who is responsible for the ship’s LNG Cargo System including cargo transfer operations. The responsibilities and interface between the Chief Mate and Cargo Engineer shall be clearly defined. The Managers shall identify and document the qualifications of a Person In Charge (PIC) of the Cargo Transfer Watch that exceed the requirements of Regulation V/l of the STCW 95 requirements. These qualifications shall be made available to Owners upon request. A training program shall be established and documented for junior officers to allow them to meet the qualifications of the PIC of the Cargo Transfer Watch during periods of steady state operation to allow the Chief Officer and Cargo Engineer to take rest periods if required to meet work hour restrictions. This program shall include some mechanism for competency assessment either on a cargo simulator or under supervised conditions during an actual cargo transfer onboard the Vessel.

•	The Managers shall establish, as a minimum, the following policies and should ensure that all officers and crew are fully conversant and comply with these policies:

•	Safety Policy
•	Health Policy
•	Environmental Policy
•	Quality of Service Policy
•	Operations Policy
•	Navigation Policy
•	Maintenance Policy
•	Drug and Alcohol Policy

•	The Managers shall ensure that all seafarers undergo a medical examination, which shall include a drug and alcohol test annually. On completion of a satisfactory medical examination a certificate shall be issued which shall remain valid for the period that the seafarer is onboard the Vessel. An OCIMF-compliant drug and alcohol policy, which includes random drug testing, shall be implemented, and tests conducted directly onboard the Vessel or by an outside contractor to deter the use of illegal drugs and controlled substances by crewmembers while onboard the Vessel.

•	The organization employed by the Managers to provide manning to the Vessel shall be engaged through a contract, which shall stipulate the Manager’s minimum competency and experience requirements.

•	At intervals not exceeding two years the Managers shall ensure that the organization providing the manning of the Vessel is audited by a qualified auditor for compliance with the Managers’ minimum requirements. Copies of the audit report, non-compliances and corrective actions shall be provided to Owners, upon request.

•	Managers shall implement a system that interrogates and confirms officer’s qualifications and fitness for duty prior to joining the Vessel.

•	The Managers shall keep a minimum number of officers employed onboard the Vessel during dry-dock overhaul periods for inspection and quality assurance purposes. As a minimum, these people shall include all Licensed Engineering Officers , the Chief Officer and the Captain.

MAINTENANCE

•	A Master Maintenance Plan shall be developed for the Vessel and approved by Owners’, provided that Owners’ approval does not conflict with the Vessel’s Class or Flag State requirements. The objective of this plan shall be to maintain the safe, reliable, and efficient operation of the Vessel over its projected 40 year life. This plan shall cover the following areas associated with efficient operation and Vessel maintenance and repair:

1.	Dry-docking interval

2.	Procedures associated with pre-qualification of repair shipyards

3.	Hull Roughness measurement and maintenance to an acceptable level

4.	Anticipated schedule of maintenance, major overhaul, and refurbishment of all vessel critical equipment

5.	A description of the Preventive Maintenance System covering scheduled maintenance of all vessel equipment

6.	Inventory Control Procedures and stock of critical spare parts both onboard and ashore

7.	Procedures associated with pre-qualification of equipment and spare parts vendors

8.	Propulsion plant efficiency performance monitoring procedures and corrective action steps

9.	Condition Monitoring Systems and Condition Monitoring based maintenance

10.	Means of collecting the necessary date in a structured format to monitor and benchmark equipment reliability performance

11.	Performing Root Cause Analysis of equipment failures and equipment/systems reliability improvement

12.	Procedures associated with Equipment Obsolescence

•	The Preventive Maintenance system shall incorporate the equipment suppliers or makers’ instructions and maintenance recommendations.

•	All maintenance work carried out on vessel equipment, other than normal routine operational work, shall be carried out using a permit to work system.

•	Where equipment isolation is required for operational and/or personnel safety or where hot work is involved all work must be carried out under a written procedure under the guidelines of the Safety Management System’s Lockout/Tag out/Isolation or Hot work permit procedures.

The following is the proposed maintenance cycle that shall be followed with the Vessel. It is based on a 60 month period coinciding with the Vessel’s 5 year special survey requirements. This cycle may be adjusted through mutual agreement between Manager and Owners. The Managers shall notify Owners in writing at least 30 days in advance of the proposed dates for each 2 day Scheduled Maintenance Window and at least 6 months in advance of the proposed dates for dry-docking the Vessel. The Owners are primarily responsible for coordinating the communication and discussion of the scheduling of maintenance cycle events with the vessel’s charterer.

Month	Maintenance Event
6	48 Hours Scheduled Maintenance Window
12	48 Hours Scheduled Maintenance Window
18	48 Hours Scheduled Maintenance Window
24	48 Hours Scheduled Maintenance Window
30	Minor Drydocking – Intermediate Survey
36	48 Hours Scheduled Maintenance Window
42	48 Hours Scheduled Maintenance Window
48	48 Hours Scheduled Maintenance Window
54	48 Hours Scheduled Maintenance Window
60	Major Drydocking – 5 Year Special Survey

OPERATIONS

•	The Managers shall establish detailed procedures for all critical operations performed onboard the Vessel as part of the Vessel’s Safety Management System. These procedures shall be developed and tailored specifically to the Vessel. Steps shall be taken to familiarize Vessel personnel with these procedures and a robust internal audit program shall be carried out to verify crew compliance with these established procedures. Checklists should be used where appropriate to assist personnel in following procedures and to provide documented evidence of adherence to procedures. Copies of all work instructions and procedures in force shall be on file in the head office facilities of the Manager. The complete Safety Management System shall be made available in hard or electronic copy to the Owners.

•	Changes to operating procedures must be reviewed by a senior officer onboard and approved by shore based management before the changes are implemented.

•	The Vessel and crew at all times shall be capable of operating with no venting of cargo boil-off gases to the atmosphere. Any such venting shall immediately be reported to the Owners with a full explanation as to why the venting operation was required and an estimate of venting duration and quantity vented. It is recognized that under rare extreme conditions the cargo tank pressure may approach the P.V. valve release settings. This condition is to be avoided through proper management of cargo during laden voyages and of the heel and spray cooling during ballast voyages, and if necessary to prevent P/V valves from lifting, the Vessel will, when possible, reduce cargo tank pressure below this setting by intentional venting in a controlled manner.

•	Whenever the vessel is transiting restricted waters the following operating profile shall normally be adhered to unless specific equipment breakdown prevents this:

•	The Throttle shall be in Bridge Control
•	The Steering Gear systems shall be fully tested (including all standby pumps) prior to entry into restricted waters
•	Boilers shall be operated in the Dual Fuel Mode
•	Two ship service generators shall be on line for redundancy
•	The main engine shall be placed in “Standby” and the engine room shall be manned if there is a high probability of the vessel maneuvering

•	All inhibits on any trip (safety shutdown) and alarm system must be approved by the Master or Chief Engineer before being applied. A written procedure is necessary to document the operational conditions that must exist before any trip or alarm may be inhibited and what additional safety measures must be put in place when trips or alarms are inhibited. A daily log of all inhibited trips and alarms shall be displayed on the bridge and in the engine room.

INSPECTIONS

•	The Managers shall arrange on a bi annual basis for a fully accredited OCIMF SIRE inspection of the ship. A copy of the report issued by the independent accredited inspector is to be made immediately available to Owners. Within one week of the inspection report being issued the Managers are required to provide a programme to the charterer to indicate how and when any of the agreed comments are going to be corrected.

•	The Managers shall arrange for an OCIMF/SIGTTO compliant self assessment inspection and audit to be carried out onboard the Vessel on an annual basis. This may be carried out as part of the Managers’ internal audit program. Copies of completed annual assessments are to be kept on board available for inspection by Owners upon request. Where the Managers are unable to obtain copies of the OCIMF/SIGTTO inspection guidelines, Managers shall apply their own internal audit/inspection procedures providing that the Manager’s inspection guidelines are subject to review and approval by Owners.

•	The Managers shall arrange for Owners’ representative to carry out a detailed assessment and operational audit of the Managers’ head office facilities a minimum of once every two (2) years. The inspection will include but not be limited to Company Profile, Management Review, Document Control, Fleet Management, ISM Safety Management System, Corrective Action, Recruitment and Training, Health, Safety and Environmental Protection, Technical Support, Navigation, Safe Mooring, and Emergency Response.

•	The Managers shall ensure that a Vessel inspection report in accordance with Owners’ format is completed annually. This inspection report is to be completed by attending manager’s superintendents during a twelve month period, ensuring that all items are addressed during that period. Copies of completed reports are to be submitted to Owners annually. The Managers may utilize their own internal inspection format and checklist if Owners can review and approve inspection guidelines prior to their use.

•	Owners, or their designated representatives, will arrange for qualified auditors to carry out annual audits of the Vessel to confirm that the Vessels safety, quality and environmental protection system is functioning effectively. The Managers are to provide corrective actions to any non-conformities identified during the audits within thirty days of receiving the audit report. Confirmation of implementation is to be carried out at the next audit. Items that would normally be considered non-conformities would include, but not be limited to; crew members not properly qualified or certified, deteriorated physical conditions on the Vessel or equipment malfunctions with no documented schedule for repair, lack of documentation control, insufficient spare parts for normal maintenance, poor accuracy of onboard spare parts inventory, and lack of procedures for work being performed.

•	Owners, or their designated representatives, shall arrange for qualified surveyors to carry out inspections and a condition assessment of the Vessel while undergoing a drydock overhaul as necessary to verify proper planning and adherence to the approved Master Maintenance Plan.

The Managers will implement contingency planning to be activated in the event of any emergency occurring on or to the Vessel and shall ensure that the contingency plan is exercised annually with the participation of Owners. A copy of the Manager’s contingency plan is to be provided to Owners who shall be included in the Emergency Contact Chart and the nominated recipients for amendments.

ANNEX “E”
PERMANENT INSTRUCTIONS

The Permanent Instructions shall be provided by the Charterers to the Managers on or prior to the Effective Date and shall be a protocol of communication among Charterers, the Vessel Owners and/or the Managers. The protocol of communication will set out, inter alia, who has authority to issue instructions and provide information to the Vessel and its master and who has authority to receive communications and information from the Vessel.

ANNEX “F”
FORM OF ACCOUNTING SYSTEM

[MANAGERS TO PROVIDE]

ANNEX “G”
CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”) is made and entered into as of the _____ day of ________, 2014, by and between GAS-five LTD., a company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the “Owners”), and GasLog LNG Services Ltd., a company incorporated in Bermuda and having a branch office at 69 Akti Miaouli, Piraeus GR 18537, Greece (the “Managers”).

Owners and Managers entered into that certain Ship Management Agreement of even date herewith (the “Management Agreement”). In connection with the Management Agreement, it has been necessary and may continue to be necessary for Owners and Managers to exchange or provide access to certain proprietary and/or confidential information. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned thereto in the Management Agreement.

1. Confidential Information. At all times during the term of the Management Agreement and for two years thereafter, Owners and Managers shall keep confidential and shall not, without the prior written consent of the other party, issue any press release in relation to the transactions evidenced by the Management Agreement or the transactions contemplated thereunder, or disclose to any other person, the terms of the Management Agreement, any information provided to party pursuant to or in connection with the Management Agreement, any information connected with the Vessel (both technical or operational) or any other information identified as confidential or which may be protected by copyright, trademark or intellectual property law, or release copies of any such document which discloses any such information. Any and all such information described herein, together with all notes, analyses, compilations, studies, interpretations or other documents or records prepared by a party receiving such information or its Representatives (defined below), or copies thereof, which contain or otherwise reflect such information made available by are hereinafter referred to as the “Confidential Information.” In addition, Confidential Information shall mean any discussions between the parties concerning the Management Agreement or in connection with the Management Agreement, any and all written, printed or other materials, regardless of form, provided by a party concerning the Management Agreement or in connection with the Management Agreement, whether provided prior to or after the execution of this Agreement, and the substance and content thereof, and all information ascertained through the discussions between employees or representatives of the parties concerning the Management Agreement.

2. Exclusions. The term Confidential Information does not include any information which:

(a) at the time of disclosure is in the public domain or thereafter becomes generally available other than as a result of a disclosure by the receiving party or its Representatives;

(b) is available to such party or its Representatives on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with the disclosing party; or,

(c) has been independently acquired or developed by receiving party or its Representatives without violating any of its obligations under this Agreement or the Management Agreement.

3. Permitted Disclosures. Notwithstanding the provisions of Section 1 above, either party shall be entitled to disclose Confidential Information without the consent of the other:

(a) pursuant to applicable law or order of a court of competent jurisdiction or a regulatory agency with jurisdiction, provided such party agrees prior to any such disclosure to provide the other party with prompt written notice of such requirements;

(b) to its directors, officers, employees, agents, representatives, advisors and consultants (“Representatives”), whose assistance in evaluating the Confidential Information is necessary and who are legally obligated to maintain the Confidential Information in confidence; and

(c) to any charterer or subcharterer of the Vessel.

4. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause. Any dispute arising under this Agreement shall be resolved pursuant to the arbitration provisions set forth in Article 19 of the Management Agreement.

5. Term. As to the Confidential Information, the obligations of confidentiality and non-disclosure under this Agreement shall terminate two (2) years after the date on which the Management Agreement is terminated. Upon termination of this Agreement, each party shall return all Confidential Information furnished to it hereunder in written or other tangible form, and copies thereof, and destroy all copies of Confidential Information consisting of notes, analyses, compilations, studies, interpretations or documents or records prepared by it, or its Representatives.

IN WITNESS whereof the parties have duly signed this Agreement the day and year first above written.

SIGNED for and on behalf
of GAS-five LTD.

by

in the presence of

SIGNED for and on behalf

of GASLOG LNG SERVICES LTD.

by

in the presence of

ANNEX “H”
INCENTIVE BONUS PLAN

The Incentive Bonus shall be based on an annual assessment of the Key Performance Indicators (“KPIs”) listed below, as divided in three sections: HSSE, Vessel Performance, and Financial Performance.

There will be an annual assessment of the KPIs in each section, and a total Incentive Bonus of $72,000 may be awarded. The total Incentive Bonus shall be allocated across the three sections in three equal awards of $24,000 per section. Exceeding the noted maximum acceptable KPI in any section will mean that the $24,000 section award will not be paid for that year.

Where the Bonus Target is met for every KPI within a section then the full section award will be made for that section.

Where the KPIs in a section fall between the Maximum acceptable and the Bonus Target, then the level of award will be assessed by mutual agreement.

Key Performance Indicators (KPIs)

The KPIs below are agreed to be reviewed on an annual basis. These are the initial KPIs and may be adjusted and changed as agreed mutually on review.

KPI	Maximum acceptable	Bonus

HSSE

Fatality	0	0

Total Recordable Cases	1	0

Near miss reports	To be agreed annually	To be agreed annually

Oil Spills to water	0	0

Venting cargo vapor to atmosphere - unless approved or emergency	0	0

Major Incidents (collisions, groundings, flooding, fire explosion etc.)	0	0

TMSA	To be agreed annually based on no improvement from the previous year	To be agreed annually based on stretched improvement from the previous year

Vessel Performance

Off hire	12 hours (assuming 4 days per annum total maintenance window (2 days every 6 months) or any other instances with permission)	No off hire

Vetting	Total deficiencies per inspection 12 low risk – 1 high risk	5 low risk

Port State Control	No requirements for rectification prior to departure	Maximum 2 observations (recorded on Equasis) per vessel inspection

Fuel consumption (using conversion)	Fuel consumption (as measured during quarterly Kyma Performance Trials) equal to that which is indicated in the Gas form C	5% or more less than that which is indicated in the Gas Form C

Heel management	Requires two hours cool down alongside	Fully in compliance with voyage orders (e.g. 1 day heel on arrival and at temperature to load or as instructed by voyage)

Dry dock control - delivery after repair (discounting yard delays)	2 days delay from initial planned delivery date	Delivery on time

Financial Performance

Compliance with annual budget, against declared expenditure, allowing for exchange rate fluctuations $ to € and approved extra items	0% above approved budget	Below the approved budget (excluding approved extra items) at an amount to be mutually agreed annually

Dry docking budget	0% above approved budget	Below the approved budget (excluding approved extra items) at an amount to be mutually agreed at the award of the drydock contract

ANNEX “I”

PRIMARY TERMINALS

Load	Country	Status
Gladstone	Australia	* 2
Withnell Bay	Australia	1
Pluto	Australia	1
Idku	Egypt	1
Damietta	Egypt	1
Punta Europa	Equatorial Guinea	1

Discharge	Country	Status
Bahia Blanca FSRU	Argentina	1
Zeebrugge	Belgium	1
Pecem	Brazil	1
Guanabara Bay	Brazil	1
Canaport	Canada	1
Mejillones	Chile	1
Quintero	Chile	1
Dalian	China	1
Fujian	China	1
Guangdong	China	1
Jiangsu	China	1
Sydney	China	1
Zhejiang	China	1
Zhuhai	China	*2
Montoir	France	1
Revithoussa	Greece	1
Dahej	India	1
Hazira	India	1
Chita	Japan	1
Futtsu	Japan	1
Himeji	Japan	1
Senboku II	Japan	1
Kawagoe	Japan	1
Sodeshi	Japan	1
Niigata	Japan	1
Tobata	Japan	1
Hitachi	Japan	*2
Joetsu Thermal Power	Japan	1
INPEX Naoetsu	Japan	1A
Negishi	Japan	1
Yanai	Japan	1
Sodegaura	Japan	1
Ohgishima	Japan	1
Oita	Japan	1
Sakai	Japan	1

Load	Country	Status
Bonny Island (Jetty 1,2)	Nigeria	1
Snohvit	Norway	*4
Point Fortin	Trinidad	1
Das Island	UAE	1
Lake Charles	USA	1
Sabine Pass (Cheniere)*	USA	1

Discharge	Country	Status
Incheon	Korea	1
Pyeongtaek	Korea	1
Tongyeong	Korea	1
Gwang Yang	Korea	1
Mina Al Ahmadi	Kuwait	1
Bintulu	Malaysia	1
Altamira	Mexico	1
Costa Azul	Mexico	1
Sines	Portugal	1
Ras Laffan	Qatar	1
Singapore	Singapore	1
Barcelona	Spain	1
Bilbao	Spain	1
Cartagena	Spain	1
Huelva	Spain	1
Sagunto	Spain	1
Map Ta Phut	Thailand	1
Rotterdam	The Netherlands	1
Yung-An	Taiwan	1
Taichung	Taiwan	1
Aliaga	Turkey	1
Marmara Ereglisi	Turkey	*3
Jebel Ali FSRU	UAE	1
Elba Island	USA	1
Cameron	USA	1
Pascagoula	USA	1
Freeport	USA	1
Isle of Grain	UK	1
Dragon	UK	1

* 1 A - Primary Terminals ~ Pending

Signifies terminals where some terminal data is not complete, but which will be treated as Primary Terminals so long as, in order for the Vessel to be accepted by the terminal, no changes are required to the principal dimensions of the Vessel, including: length, breadth, draft, displacement, location of cargo manifolds and lay-out of cargo manifolds (pipe size, layout of liquid and vapour lines, manifold dimensions, etc). Owners and Charterers to cooperate to complete any missing terminal data and to achieve Terminal acceptance and any minor changes to the Vessel (gangway landing areas/rails, etc.) will be the responsibility of the Owners.

*2 Terminals Under Construction

Signifies terminals that are under construction at the date of signing the Charter party and are not Primary Terminals (“Terminals Under Construction”). Owners and Charterers agree to work together in good faith in order to obtain: (i) the necessary relevant information to enable Owners to reasonably assess whether each of the Terminals Under Construction are in all material respects compatible with the Vessel; and (ii) acceptance of the Vessel by the Terminal Under Construction. Once Owners are reasonably satisfied that a Terminal Under Construction is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge, and the Terminal Under Construction has confirmed to Owners that they are prepared to accept the vessel to call and carry out cargo operations at their terminal (once completed), Owners agree to add such Terminal Under Construction to the list of Primary Terminals.

*3 Terminals With Compatibility Issues

Signifies terminals which have identified compatibility issues and are not Primary Terminals. However, Owners agree to allow the Vessel to call at such terminals provided: (i) they are reasonably satisfied that there is sufficient compatibility to allow safe navigation, loading and/or discharge; and (ii) the terminal have confirmed to Owners their acceptance of the Vessel to call, and carry out cargo operations at their terminal.

*4 Terminals Pending Further Data

Signifies terminals in respect of which, at the date hereof, there is insufficient information available in order to allow Owners to assess whether the terminal is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge (“Pending Terminals”). Owners and Charterers agree to work together in good faith in order to obtain: (i) the necessary relevant information to enable Owners to reasonably assess whether each of the Pending Terminals are in all material respects compatible with the Vessel; and (ii) acceptance of the Vessel by the Pending Terminals. Once Owners are reasonably satisfied that an Pending Terminal is in all material respects compatible with the Vessel so as to allow safe navigation, loading and/or discharge, and the Pending Terminal has confirmed to Owners that they are prepared to accept the vessel to call and carry out cargo operations at their terminal (once completed), Owners agree to add such Pending Terminals to the list of Primary Terminals.